Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-117860) pertaining to the 1999 Stock Option Plan, 2004 Equity Incentive Plan, 2004 Outside Directors Stock Plan, and the 2004 Employee Stock Purchase Plan of salesforce.com, inc., of our report dated February 15, 2005, with respect to the consolidated financial statements and schedule of salesforce.com, inc. included in this Annual Report (Form 10-K) for the year ended January 31, 2005.

/s/    ERNST & YOUNG LLP

Walnut Creek, California

March 24, 2005